LETTER TO THE SHAREHOLDERS OF THE J.P. MORGAN DISCIPLINED EQUITY FUND

July 1, 2000

Dear Shareholder,

For the 12 months ended May 31, 2000, the J.P. Morgan Disciplined Equity Fund posted a 5.19% return, underperforming the 10.47% return of the S&P 500, but outperforming the 4.00% return of the Lipper Large Cap Value Average.

The fund's net asset value increased to $18.67 on May 31, 2000, from $18.22 on May 31, 1999. During the year, the fund made distributions of approximately $0.13 per share from ordinary income, approximately $0.23 per share from short-term capital gains and approximately $0.14 per share from long-term capital gains. On May 31, 2000, the net assets of the fund were approximately $160.5 million, while the assets of The Disciplined Equity Portfolio, in which the fund invests, amounted to approximately $1.6 billion.

This report includes a discussion with Timothy J. Devlin, the portfolio manager primarily responsible for The Disciplined Equity Portfolio. In this interview, Tim talks about the events of the previous year that had the greatest effect on the portfolio and discusses his investment strategy.

As chairman and president of Asset Management Services, we appreciate your investment in the fund. If you have any comments or questions, please call your Morgan representative or J.P. Morgan Funds Services at (800) 521-5411.

Sincerely yours,


/s/ Ramon de Oliveira                    /s/  Keith M. Schappert

Ramon de Oliveira                        Keith M. Schappert
Chairman of Asset Management Services    President of Asset Management Services
J.P. Morgan & Co. Incorporated           J.P. Morgan & Co. Incorporated

-------------------------------------------------------------------------------
TABLE OF CONTENTS
LETTER TO THE SHAREHOLDERS............ 1  FUND FACTS AND HIGHLIGHTS.......... 7
FUND PERFORMANCE...................... 2  FINANCIAL STATEMENTS...............10
PORTFOLIO MANAGER Q&A................. 3
-------------------------------------------------------------------------------

FUND PERFORMANCE


EXAMINING PERFORMANCE
There are several ways to evaluate a mutual fund's historical performance record. One approach is to look at the growth of a hypothetical investment of $10,000. The chart at right shows that $10,000 invested on January 3, 1997, would have grown to $18,750 on May 31, 2000.

Another way to look at performance is to review a fund's average annual total return. This figure takes the fund's actual (or cumulative) return and shows what would have happened if the fund had achieved that return by performing at a constant rate each year. Average annual total returns represent the average yearly change of a fund's value over various time periods, typically one, five, or ten years (or since inception). Total returns for periods of less than one year are not annualized and provide a picture of how a fund has performed over the short term.

[CHART]

GROWTH OF $10,000 SINCE FUND INCEPTION*
JANUARY 3, 1997 - MAY 31, 2000

                J.P. MORGAN
                DISCIPLINED    S&P 500        LIPPER LARGE
                EQUITY FUND    INDEX**        CAP VALUE AVERAGE
 1/31/97       $10000              10000           10000
 2/28/97        10076              10078           10091
 3/31/97         9657               9664            9727
 4/30/97        10210              10241           10145
 5/31/97        10924              10865           10740
 6/30/97        11410              11351           11178
 7/31/97        12362              12255           12008
 8/31/97        11728              11568           11474
 9/30/97        12283              12202           12046
10/31/97        11900              11794           11615
11/30/97        12407              12340           12022
12/31/97        12579              12552           12248
 1/31/98        12792              12691           12282
 2/28/98        13742              13606           13123
 3/31/98        14459              14303           13698
 4/30/98        14682              14447           13809
 5/31/98        14507              14198           13553
 6/30/98        15012              14775           13823
 7/31/98        14876              14618           13537
 8/31/98        12680              12504           11594
 9/30/98        13516              13305           12245
10/31/98        14653              14388           13234
11/30/98        15673              15260           13941
12/31/98        16601              16139           14535
 1/31/99        17178              16814           14828
 2/28/99        16553              16291           14443
 3/31/99        17227              16943           14891
 4/30/99        18225              17599           15744
 5/31/99        17824              17184           15479
 6/30/99        18725              18138           16140
 7/31/99        18127              17571           15724
 8/31/99        18029              17483           15392
 9/30/99        17499              17004           14864
10/31/99        18422              18080           15604
11/30/99        18697              18448           15720
12/31/99        19594              19534           16225
 1/31/00        18540              18553           15556
 2/29/00        18089              18202           14946
 3/31/00        19925              19983           16354
 4/30/00        19242              19381           16160
 5/31/00        18750             $18984          $16118

LIPPER PERFORMANCE AVERAGES ARE CALCULATED BY TAKING AN ARITHMETIC AVERAGE OF THE RETURNS OF THE FUNDS IN THE GROUP. THE AVERAGE ANNUALIZED RETURNS THAT RESULT FROM THIS METHODOLOGY WILL DIFFER FROM ANNUALIZING THE GROWTH OF THE MINIMUM INITIAL INVESTMENT.

PERFORMANCE                                       TOTAL RETURNS             AVERAGE ANNUAL TOTAL RETURNS
                                                  --------------------     ------------------------------
                                                  THREE        SIX          ONE         SINCE
AS OF MAY 31, 2000                                MONTHS       MONTHS       YEAR        INCEPTION*
---------------------------------------------------------------------------------------------------------
J.P. Morgan Disciplined Equity Fund*               3.65%        0.28%        5.19%      20.98%
S&P 500 Index**                                    4.29%        2.90%       10.47%      21.20%
Lipper Large Cap Value Average***                  7.90%        2.33%        4.00%      15.27%

AS OF MARCH 31, 2000
---------------------------------------------------------------------------------------------------------
J.P. Morgan Disciplined Equity Fund*               1.69%       13.86%       15.66%      24.32%
S&P 500 Index**                                    2.29%       17.51%       17.94%      24.43%
Lipper Large Cap Value Average***                  0.76%       10.13%        9.83%      16.82%

* THE J.P. MORGAN DISCIPLINED EQUITY FUND'S RETURNS INCLUDE HISTORICAL RETURNS OF THE J.P. MORGAN INSTITUTIONAL DISCIPLINED EQUITY FUND, A SEPARATE FEEDER FUND INVESTING IN THE SAME MASTER PORTFOLIO, WHICH HAD A LOWER EXPENSE RATIO, FROM JANUARY 3, 1997 (THE INCEPTION DATE OF THE J.P. MORGAN INSTITUTIONAL DISCIPLINED EQUITY FUND), THROUGH DECEMBER 31, 1997 (THE INCEPTION DATE OF THE J.P. MORGAN DISCIPLINED EQUITY FUND). THEREFORE, THE FUND'S RETURNS WOULD HAVE BEEN LOWER HAD IT EXISTED DURING THE SAME PERIOD. FOR THE PURPOSES OF COMPARISON, THE "SINCE INCEPTION" RETURNS ARE CALCULATED FROM JANUARY 31, 1997, THE FIRST DATE WHEN DATA FOR THE FUND, ITS BENCHMARK, AND ITS LIPPER CATEGORY WERE AVAILABLE. THE J.P. MORGAN DISCIPLINED EQUITY FUND'S TOTAL RETURN SINCE ITS COMMENCEMENT OF OPERATIONS ON DECEMBER 31, 1997, IS 17.98%.

** S&P 500 INDEX IS AN UNMANAGED INDEX USED TO PORTRAY THE PATTERN OF COMMON STOCK MOVEMENT BASED ON THE AVERAGE PERFORMANCE OF 500 WIDELY HELD COMMON STOCKS. IT DOES NOT INCLUDE FEES OR OPERATING EXPENSES AND IS NOT AVAILABLE FOR ACTUAL INVESTMENT.

*** DESCRIBES THE AVERAGE TOTAL RETURN FOR ALL FUNDS IN THE INDICATED LIPPER CATEGORY, AS DEFINED BY LIPPER INC., AND DOES NOT TAKE INTO ACCOUNT APPLICABLE SALES CHARGES. LIPPER ANALYTICAL SERVICES, INC. IS A LEADING SOURCE FOR MUTUAL FUND DATA.

PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS. FUND RETURNS ARE NET OF FEES, ASSUME THE REINVESTMENT OF FUND DISTRIBUTIONS, AND REFLECT THE REIMBURSEMENT OF FUND EXPENSES AS DESCRIBED IN THE PROSPECTUS. HAD EXPENSES NOT BEEN SUBSIDIZED, RETURNS WOULD HAVE BEEN LOWER.

PORTFOLIO MANAGER Q&A
[PHOTO]

The following is an interview with TIMOTHY J. DEVLIN, vice president, a member of the portfolio management team for The Disciplined Equity Portfolio since its inception. Tim joined J.P. Morgan in 1996 after spending nine years at Mitchell Hutchins Asset Management, where he managed quantitatively driven equity portfolios for institutional and retail investors. Tim received his B.A. in economics from Union College. This interview was conducted on June 15, 2000, and reflects Tim's views on that date.

WHAT WOULD YOU SAY WERE THE PRINCIPAL EVENTS THAT IMPACTED U.S. EQUITIES OVER THE PAST YEAR?

TJD: Certainly, the string of interest rate hikes by the Fed was very influential. In an effort to cool what was perceived to be an overheated economy, the Fed started raising rates last June, beginning with five consecutive quarter-point increases and culminating, at least for now, in a half-point increase in mid-May of this year. The first five increases were generally disregarded by a marketplace that seemed to embrace growth at any price. In fact, our economy grew at the incredible pace of more than 7% in 1999's fourth quarter and over 5% in the first quarter of 2000. It was during this period that the stock market almost literally shot through the roof, particularly the tech-heavy NASDAQ, which set new records, seemingly on a weekly basis.

This all came to an end during the closing days of the first quarter and most of April 2000, when investors got the message that the Fed was serious about dampening the economy's torrid growth. Looking ahead to a slower growth economy, they began to re-evaluate the earnings prospects of many of the technology companies that had dominated the market until then. The result was a significant correction in the NASDAQ during April and a volatile equity market that persists to this day.

This said, the overall market as measured by the S&P 500 is still up 10%-11% through May 2000, a return that would be consistent with a normal year, historically. To me, it is somewhat unnerving to see the market respond this way, particularly in the face of a 175 basis point increase in interest rates and the prospect of more to come.

The other major event would be the continued advances of technology in virtually every business sector. Until recently, investors were focused almost purely on technology-related companies, particularly those that were perceived to be leading the growth of the Internet. What we've seen lately is a broadening of investor interest to include those companies, tech or not tech, that are using new technologies to leapfrog the competition and create new operating environments. In the business-to-business arena, you can see this most prominently in ongoing efforts to create Internet-based exchanges for virtually anything from auto parts to basic commodities. You also see it in individual efforts to improve customer service, streamline distribution, and do just about everything more efficiently by utilizing the technological tools at hand.

Investors have taken note and are paying significant premiums for companies that are successful in their efforts to adapt and use technology, knowing that they will be best positioned to compete in the new economy. Those that haven't been able to adapt have really been thrashed.
I think this division between the technological haves and have-nots will be a key investment theme for some time yet to come.

YOU MENTIONED INTEREST RATES, THE STORY THAT'S BEEN ON VIRTUALLY EVERYONE'S MINDS THESE DAYS. WHAT DO YOU THINK THE FEDERAL RESERVE BOARD IS GOING TO DO IN COMING MONTHS?

TJD: In our view, the most likely economic scenario going forward is that the Fed succeeds in its efforts to engineer a soft landing for the U.S. economy. We've already seen some signs of a cooling economy, including a fairly recent decline in job growth, a significant reduction in new home sales and weaker than expected retail sales, particularly in the interest rate-sensitive durable goods sector. We don't think the Fed will increase rates at the next Federal Open Market Committee meeting, but between now and year-end, we think we'll see additional tightening, on the order of 50 basis points or so. This should serve to slow our economy's growth, without slowing it down too far, too fast.

HOW HAVE INVESTORS' PERCEPTIONS CHANGED SINCE THE NEAR COLLAPSE OF THE NASDAQ?

TJD: One thing we are starting to see is a move away from the kind of momentum-based investing that ruled the market in late 1999 and early 2000, to more rational, valuation-based investing.

WHAT MAKES YOU THINK VALUATION WILL STAGE A COMEBACK?

TJD: The price of any investment ultimately MUST relate in some way to its ability to earn money for the investor. It's common sense. Hype can only drive the market for a little while, before investors start to look beyond it and focus on real earnings, or earnings potential.

HOW DO YOU MANAGE THE PORTFOLIO IN SUCH AN ENVIRONMENT?

TJD: Pretty much the same way we always have. For us, valuation investing is a process of forecasting a company's future earnings, discounting these back to the stock price, and comparing stocks based on their dividend discount rate (DDR), or internal rate of return. By ranking stocks within each sector by their DDR, we can identify and avoid the priciest stocks in each sector, while maintaining portfolio characteristics and sector weightings similar to the S&P 500 Index. The end result is a diversified portfolio that relies exclusively on valuation-based stock selection in an effort to beat the market.

LET'S GET TO PERFORMANCE.  HOW DID YOU DO OVER THE PAST 12 MONTHS?

TJD: There's no question that the last 12 months have been a difficult time for valuation-driven investors, such as ourselves. We just don't do well in a market that is driven almost exclusively by price momentum. This was particularly true in the fourth quarter of 1999, a period in which we incurred most of our negative, annualized performance. According to our analysis, the return to price momentum in 1999, and especially the fourth quarter, far exceeded any other year in the last 30 years, which is as far back as we went.

With momentum investing, investors focus, almost exclusively, on price. If investors see a stock going up, they see it as good and continue to buy it, which, of course, makes it continue to go up - at least for a time.

In such an environment, fundamentals go out the window. All that matters is that the stock is going up, not whether it should be going up based on present and expected future earnings growth.

Under our investment philosophy, all things being equal, if a stock's price goes up, it looks less, not more, attractive. For us, this means that the stock is being more fully valued and, rationally, has less room to appreciate. The key word here is "rationally." Until lately, we've been in the grips of an exceedingly irrational and very narrow market, in which investors were willing to bet their fortunes on essentially 25 tech names.

With our broad diversification and focus on valuation, this price-driven market mentality created a very significant headwind for us over the past 12 months, and stock selection wasn't enough to pull us out of it.

WHICH HOLDINGS DID WELL OVER THE PAST 12 MONTHS?

TJD: Overweight positions in Intel, EMC, Cisco, and Warner-Lambert helped us a great deal, as all performed admirably over the past 12 months. Intel has benefited from continued strong PC demand, including a larger percentage of higher margin laptops, stable average selling price (asp's), and strong server/PC demand fueled by the explosive growth of the Internet. Intel has also lowered costs through shrinking line width and improved packaging. EMC remains the leader of the data storage market, and demand for storage is booming. Despite competitive pressures and a high cost structure, the market is its to lose. Investors have agreed, as the stock climbed dramatically in the last 12 months. Cisco was up appreciably over this reporting period. It's just a fantastic company. Even though it trades at 85X times next year's earnings, it still looks attractive relative to other companies in its sector. Its management is excellent, as is its track record in successfully identifying and integrating new acquisitions. We are highly confident in our earnings forecast for the company, as are we in management's ability to deliver these earnings. We are less so with Cisco's competitors. Given this level of confidence and Cisco's premier position as a primary provider of Internet-related infrastructure products and services, we believe it deserves the premium that the market has assigned to it. Warner-Lambert, a favorite holding since the fund's inception, rose strongly on the year, on the heels of its blockbuster cholesterol drug, Lipitor, and the just-completed merger with Pfizer.

WHICH DIDN'T PERFORM UP TO EXPECTATIONS?

TJD: As noted, we had generally good stock selection in the tech sector, but we were hurt by underweighting, relative to the benchmark, a couple of stocks that significantly outperformed their respective sectors, these being Oracle and Qualcomm, both of which were up substantially during this time. More recently, we were hurt by an overweight position in Microsoft, which declined substantially during the recent Department of Justice antitrust proceedings.

Beyond the technology sector, an underweight position in Disney hurt us over the past year. Disney's success from 1990 to 1997 has been largely driven by home video sales. As a result, the market for home videos has been saturated and will need time to regenerate. Additionally, theme park attendance has been slowing as competition has been intense. Disney's surprising success this year has been on the back of the phenomenally popular ABC television show "Who Wants to Be a Millionaire?"

GIVEN THE VOLATILITY OF THE MARKET AND ITS IMPACT ON THE PORTFOLIO, DO YOU PLAN TO MAKE ANY CHANGES IN YOUR MANAGEMENT STYLE?

TJD: No. As I said, we are confident that valuation investing will rise from the ashes of momentum, and that the portfolio will benefit when it does. We have, however, elected to apply a few additional analytical tools to our process that will enable us to make better use of near term information, such as revisions in earnings estimates. This should have the effect of buffering the portfolio against the kind of volatility we've endured over the past year.

FUND FACTS

INVESTMENT OBJECTIVE
J.P. Morgan Disciplined Equity Fund seeks to provide a high total return from a broadly diversified portfolio of equity securities. It is designed for investors who want the potential to outperform the S&P 500 Index without assuming a level of risk substantially greater than that of the index.

-------------------------------------------------------------------------------
COMMENCEMENT OF INVESTMENT OPERATIONS
12/31/97

-------------------------------------------------------------------------------
FUND NET ASSETS AS OF 5/31/00
$160,455,334

-------------------------------------------------------------------------------
PORTFOLIO NET ASSETS AS OF 5/31/00
$1,632,835,292

-------------------------------------------------------------------------------
DIVIDEND PAYABLE DATES
6/23/00, 8/18/00, 12/20/00

-------------------------------------------------------------------------------
CAPITAL GAIN PAYABLE DATE (IF APPLICABLE)
12/20/00

-------------------------------------------------------------------------------

EXPENSE RATIO
The fund's current annualized expense ratio of 0.75% covers shareholders' expenses for custody, tax reporting, investment advisory, and shareholder services, after reimbursement. The fund is no-load and does not charge any sales, redemption, or exchange fees. There are no additional charges for buying, selling, or safekeeping fund shares, or for wiring dividend or redemption proceeds from the fund.


FUND HIGHLIGHTS
ALL DATA AS OF MAY 31, 2000


PORTFOLIO ALLOCATION
(AS A PERCENTAGE OF TOTAL INVESTMENTS)

TECHNOLOGY 29.2%
CONSUMER GOODS & SERVICES 19.5%
FINANCE 14.0%
HEALTHCARE 10.6%
INDUSTRIAL PRODUCTS & SERVICES 8.7%
UTILITIES 6.5%
ENERGY 6.3%
SHORT-TERM AND OTHER INVESTMENTS 2.5%
BASIC INDUSTRIES 2.2%
TRANSPORTATION 0.5%


LARGEST EQUITY HOLDINGS                % OF TOTAL INVESTMENTS
-------------------------------------------------------------
INTEL CORP. (TECHNOLOGY)                              4.4%
CISCO SYSTEMS, INC. (TECHNOLOGY)                      4.2%
GENERAL ELECTRIC CO.                                  4.1%
   (INDUSTRIAL PRODUCTS & SERVICES)
MICROSOFT CORP. (TECHNOLOGY)                          3.6%
EXXON MOBIL CORP. (ENERGY)                            3.1%
WAL-MART STORES, INC.                                 2.3%
   (CONSUMER GOODS & SERVICES)
NORTEL NETWORKS CORP. (TECHNOLOGY)                    2.2%
SUN MICROSYSTEMS, INC. (TECHNOLOGY)                   1.7%
SBC COMMUNICATIONS, INC. (UTILITIES)                  1.7%
CITIGROUP, INC. (FINANCE)                             1.6%

DISTRIBUTED BY FUNDS DISTRIBUTOR, INC. J.P. MORGAN INVESTMENT MANAGEMENT INC. SERVES AS INVESTMENT ADVISOR. SHARES OF THE FUND ARE NOT BANK DEPOSITS AND ARE NOT GUARANTEED BY ANY BANK, GOVERNMENT ENTITY, OR THE FDIC. RETURN AND SHARE PRICE WILL FLUCTUATE AND REDEMPTION VALUE MAY BE MORE OR LESS THAN ORIGINAL COST.

References to specific securities and their issuers are for illustrative purposes only and are not intended to be, and should not be interpreted as, recommendations to purchase or sell such securities. Opinions expressed herein and other fund data presented are based on current market conditions and are subject to change without notice. The fund invests in a master portfolio (another fund with the same objective).

CALL J.P. MORGAN FUNDS SERVICES AT (800) 521-5411 FOR A PROSPECTUS CONTAINING MORE COMPLETE INFORMATION ABOUT THE FUND INCLUDING MANAGEMENT FEES AND OTHER EXPENSES. PLEASE READ THE PROSPECTUS CAREFULLY BEFORE INVESTING.

             THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY

J.P. MORGAN DISCIPLINED EQUITY FUND
STATEMENT OF ASSETS AND LIABILITIES
MAY 31, 2000
--------------------------------------------------------------------------------

ASSETS
Investment in The Disciplined Equity Portfolio
  ("Portfolio"), at value                          $156,948,884
Receivable for Shares of Beneficial Interest Sold     3,579,164
Receivable for Expense Reimbursements                    23,715
Deferred Organization Expenses                            3,660
Prepaid Trustees' Fees                                       12
Prepaid Expenses                                            239
                                                   ------------
    Total Assets                                    160,555,674
                                                   ------------
LIABILITIES
Shareholder Servicing Fee Payable                        32,798
Payable for Shares of Beneficial Interest
  Redeemed                                                4,730
Administrative Services Fee Payable                       3,198
Administration Fee Payable                                  134
Fund Services Fee Payable                                   130
Accrued Expenses                                         59,350
                                                   ------------
    Total Liabilities                                   100,340
                                                   ------------
NET ASSETS
Applicable to 8,593,561 Shares of Beneficial
  Interest Outstanding
  (par value $0.001, unlimited shares authorized)  $160,455,334
                                                   ============
Net Asset Value, Offering and Redemption Price
  Per Share                                              $18.67
                                                          -----
                                                          -----
ANALYSIS OF NET ASSETS
Paid-in Capital                                    $145,684,996
Undistributed Net Investment Income                     415,658
Accumulated Net Realized Gain on Investment             176,424
Net Unrealized Appreciation of Investment            14,178,256
                                                   ------------
    Net Assets                                     $160,455,334
                                                   ============

The Accompanying Notes are an Integral Part of the Financial Statements.

J.P. MORGAN DISCIPLINED EQUITY FUND
STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED MAY 31, 2000
--------------------------------------------------------------------------------

INVESTMENT INCOME ALLOCATED FROM PORTFOLIO
Allocated Dividend Income (Net of Foreign
  Withholding Tax of $15,256)                                $2,201,341
Allocated Interest Income                                       248,161
Allocated Portfolio Expenses                                   (655,065)
                                                             ----------
    Net Investment Income Allocated from
      Portfolio                                               1,794,437
FUND EXPENSES
Shareholder Servicing Fee                          $407,701
Registration Fees                                    65,153
Administrative Services Fee                          40,561
Transfer Agent Fees                                  33,141
Fund Accounting Services Fee                         18,629
Professional Fees                                    12,160
Printing Expenses                                    10,420
Fund Services Fee                                     2,772
Administration Fee                                    2,157
Trustees' Fees and Expenses                           1,633
Amortization of Organization Expenses                 1,418
Insurance Expense                                       117
Miscellaneous                                        11,674
                                                   --------
    Total Fund Expenses                             607,536
Less: Reimbursement of Expenses                     (45,434)
                                                   --------
NET FUND EXPENSES                                               562,102
                                                             ----------
NET INVESTMENT INCOME                                         1,232,335
NET REALIZED GAIN ON INVESTMENT ALLOCATED FROM
  PORTFOLIO                                                   3,113,158
NET CHANGE IN UNREALIZED APPRECIATION OF
  INVESTMENT ALLOCATED FROM PORTFOLIO                         3,526,381
                                                             ----------
NET INCREASE IN NET ASSETS RESULTING FROM
  OPERATIONS                                                 $7,871,874
                                                             ==========

The Accompanying Notes are an Integral Part of the Financial Statements.

J.P. MORGAN DISCIPLINED EQUITY FUND
STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                   FOR THE FISCAL  FOR THE FISCAL
                                                     YEAR ENDED      YEAR ENDED
                                                    MAY 31, 2000    MAY 31, 1999
                                                   --------------  --------------
INCREASE IN NET ASSETS
FROM OPERATIONS
Net Investment Income                              $   1,232,335   $     496,484
Net Realized Gain on Investment Allocated from
  Portfolio                                            3,113,158         674,473
Net Change in Unrealized Appreciation of
  Investment Allocated from Portfolio                  3,526,381      10,305,886
                                                   -------------   -------------
    Net Increase in Net Assets Resulting from
      Operations                                       7,871,874      11,476,843
                                                   -------------   -------------
DISTRIBUTIONS TO SHAREHOLDERS FROM
Net Investment Income                                 (1,081,741)       (248,386)
Net Realized Gain                                     (3,587,440)       (128,313)
                                                   -------------   -------------
    Total Distributions to Shareholders               (4,669,181)       (376,699)
                                                   -------------   -------------
TRANSACTIONS IN SHARES OF BENEFICIAL INTEREST
Proceeds from Shares of Beneficial Interest Sold     164,257,053     108,061,646
Reinvestment of Dividends and Distributions            4,396,920         363,369
Cost of Shares of Beneficial Interest Redeemed      (131,993,761)    (16,969,659)
                                                   -------------   -------------
    Net Increase from Transactions in Shares of
      Beneficial Interest                             36,660,212      91,455,356
                                                   -------------   -------------
    Total Increase in Net Assets                      39,862,905     102,555,500
NET ASSETS
Beginning of Fiscal Year                             120,592,429      18,036,929
                                                   -------------   -------------
End of Fiscal Year (including undistributed net
  investment income of $415,658 and $265,064,
  respectively)                                    $ 160,455,334   $ 120,592,429
                                                   =============   =============

The Accompanying Notes are an Integral Part of the Financial Statements.

J.P. MORGAN DISCIPLINED EQUITY FUND
FINANCIAL HIGHLIGHTS

--------------------------------------------------------------------------------
Selected data for a unit outstanding throughout each period are as follows:

                                                                           FOR THE PERIOD
                                                   FOR THE FISCAL YEAR    DECEMBER 31, 1997
                                                      ENDED MAY 31,       (COMMENCEMENT OF
                                                   --------------------  OPERATIONS) THROUGH
                                                     2000       1999        MAY 31, 1998
                                                   ---------  ---------  -------------------
NET ASSET VALUE PER SHARE, BEGINNING OF PERIOD     $  18.22   $  14.95   $            12.98
                                                   --------   --------   ------------------

INCOME FROM INVESTMENT OPERATIONS
Net Investment Income                                  0.13       0.12                 0.03
Net Realized and Unrealized Gain on Investments        0.82       3.28                 1.96
                                                   --------   --------   ------------------
Total from Investment Operations                       0.95       3.40                 1.99
                                                   --------   --------   ------------------

LESS DISTRIBUTIONS TO SHAREHOLDERS FROM
Net Investment Income                                 (0.13)     (0.09)               (0.02)
Net Realized Gain                                     (0.37)     (0.04)                  --
                                                   --------   --------   ------------------
Total Distributions to Shareholders                   (0.50)     (0.13)               (0.02)
                                                   --------   --------   ------------------

NET VALUE PER SHARE, END OF PERIOD                 $  18.67   $  18.22   $            14.95
                                                   ========   ========   ==================

RATIOS AND SUPPLEMENTAL DATA
Total Return                                           5.19%     22.86%               15.33%(a)
Net Assets, End of Period (in thousands)           $160,455   $120,592   $           18,037
Ratio to Average Net Assets
  Net Expenses                                         0.75%      0.75%                0.75%(b)
  Net Investment Income                                0.76%      0.89%                1.00%(b)
  Expenses without Reimbursement                       0.78%      0.86%                3.28%(b)

------------------------
(a) Not Annualized.

(b) Annualized.

The Accompanying Notes are an Integral Part of the Financial Statements.

J.P. MORGAN DISCIPLINED EQUITY FUND
NOTES TO FINANCIAL STATEMENTS
MAY 31, 2000
--------------------------------------------------------------------------------

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

J.P. Morgan Disciplined Equity Fund (the "fund") is a separate series of J.P. Morgan Funds, a Massachusetts business trust (the "trust") which was organized on November 4, 1992. The trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. The fund commenced operations on December 31, 1997.

The fund invests all of its investable assets in The Disciplined Equity Portfolio (the "portfolio"), a diversified open-end management investment company having the same investment objective as the fund. The value of such investment included in the Statement of Assets and Liabilities reflects the fund's proportionate interest in the net assets of the portfolio (10% at May 31, 2000). The performance of the fund is directly affected by the performance of the portfolio. The financial statements of the portfolio, including the Schedule of Investments, are included elsewhere in this report and should be read in conjunction with the fund's financial statements.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual amounts could differ from those estimates. The following is a summary of the significant accounting policies of the fund:

   a) Valuation of securities by the portfolio is discussed in Note 1a of the portfolio's Notes to Financial Statements which are included elsewhere in this report.

   b) The fund records its share of net investment income, realized and unrealized gain and loss and adjusts its investment in the portfolio each day. All the net investment income and realized and unrealized gain and loss of the portfolio is allocated pro rata among the fund and other investors in the portfolio at the time of such determination.

   c) Substantially all the fund's net investment income is declared as dividends and paid quarterly. Distributions to shareholders of net realized capital gain, if any, are declared and paid annually.

   d) The fund incurred organization expenses in the amount of $7,898. Morgan Guaranty Trust Company of New York ("Morgan"), a wholly owned subsidiary of J.P. Morgan & Co. Incorporated ("J.P. Morgan"), has paid the organization expenses of the fund. The fund has agreed to reimburse Morgan for these costs which are being deferred and amortized on a straight-line basis over a period not to exceed five years beginning with the commencement of operations.

   e) Expenses incurred by the trust with respect to any two or more funds in the trust are allocated in proportion to the net assets of each fund in the trust, except where allocations of direct expenses to each fund can otherwise be made fairly. Expenses directly attributable to a fund are charged to that fund.

   f) The fund is treated as a separate entity for federal income tax purposes and intends to comply with the provisions of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies and to distribute substantially all of its income, including net realized capital gains, if any, within the prescribed time periods. Accordingly, no provision for federal income or excise tax is necessary. The fund earns foreign income which may be subject to foreign withholding tax at various rates.

J.P. MORGAN DISCIPLINED EQUITY FUND
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
MAY 31, 2000
--------------------------------------------------------------------------------

   g) The fund accounts for and reports distributions to shareholders in accordance with Statement of Position 93-2: "Determination, Disclosure, and Financial Statement Presentation of Income, Capital Gain, and Return of Capital Distributions by Investment Companies." The effect of applying this statement as of May 31, 2000 was to decrease accumulated net realized gain on investment by $12,388 and increase paid in-capital by $12,388. Net investment income, net realized gains and net assets were not affected by this change. This adjustment is primarily attributable to reclassification of dividend income.

   h) For federal income tax purposes, the fund incurred approximately $1,290,827 of long term capital losses in the period from November 1, 1999 to May 31, 2000. These losses were deferred for tax purposes until June 1, 2000.

2. TRANSACTIONS WITH AFFILIATES

   a) The trust, on behalf of the fund, has retained Funds Distributor, Inc. ("FDI"), a registered broker-dealer, to serve as co-administrator and distributor for the fund. Under a Co-Administration Agreement between FDI and the trust on behalf of the fund, FDI provides administrative services necessary for the operations of the fund, furnishes office space and facilities required for conducting the business of the fund and pays the compensation of the fund's officers affiliated with FDI. The fund has agreed to pay FDI fees equal to its allocable share of an annual complex-wide charge of $425,000 plus FDI's out-of-pocket expenses. The amount allocable to the fund is based on the ratio of the fund's net assets to the aggregate net assets of the trust, and certain other investment companies subject to similar agreements with FDI. For the fiscal year ended May 31, 2000, the fee for these services amounted to $2,157.

   b) The trust, on behalf of the fund, has an Administrative Services Agreement (the "Services Agreement") with Morgan, under which Morgan is responsible for certain aspects of the administration and operation of the fund. Under the Services Agreement, the fund has agreed to pay Morgan a fee equal to its allocable share of an annual complex-wide charge. This charge is calculated based on the aggregate average daily net assets of the portfolio and other portfolios in which the trust and the J.P. Morgan Institutional Funds invest (the "master portfolios") and J.P. Morgan Series Trust in accordance with the following annual schedule: 0.09% on the first $7 billion of their aggregate average daily net assets and 0.04 % of the aggregate average daily net assets in excess of $7 billion less the complex-wide fees payable to FDI. The portion of this charge payable by the fund is determined by the proportionate share that its net assets bear to the net assets of the trust, the master portfolios, other investors in the master portfolios for which Morgan provides similar services, and J.P. Morgan Series Trust. For the fiscal year ended May 31, 2000, the fee for these services amounted to $40,561.

      In addition, J.P.Morgan has agreed to reimburse the fund to the extent necessary to maintain the total operating expenses of the fund, including the expenses allocated to the fund from the portfolio, at no more than
      0.75 % of the average daily net assets of the fund. This reimbursement arrangement can be changed or terminated at any time after September 30, 2000, at the option of J.P.Morgan. For the fiscal year ended May 31, 2000, Morgan has agreed to reimburse the fund $45,434 for expenses that exceeded this limit.

J.P. MORGAN DISCIPLINED EQUITY FUND
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
MAY 31, 2000
--------------------------------------------------------------------------------

   c) The trust, on behalf of the fund, has a Shareholder Servicing Agreement with Morgan to provide account administration and personal account maintenance service to fund shareholders. The agreement provides for the fund to pay Morgan a fee for these services which is computed daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the fund. For the fiscal year ended May 31, 2000, the fee for these services amounted to $407,701.

      Morgan, Charles Schwab & Co. ("Schwab") and the trust are parties to separate services and operating agreements (the "Schwab Agreement") whereby Schwab makes the fund shares available to customers of investment advisors and other financial intermediaries who are Schwab's clients. The fund is not responsible for payments to Schwab under the Schwab Agreements; however, in the event the services agreement with Schwab is terminated for reasons other than a breach by Schwab and the relationship between the trust and Morgan is terminated, the fund would be responsible for the ongoing payments to Schwab with respect to pre-termination shares.

   d) The trust, on behalf of the fund, has a Fund Services Agreement with Pierpont Group, Inc. ("Group") to assist the trustees in exercising their overall supervisory responsibilities for the trust's affairs. The trustees of the trust represent all the existing shareholders of Group. The fund's allocated portion of Group's costs in performing its services amounted to $2,772 for the fiscal year ended May 31, 2000.

   e) An aggregate annual fee of $75,000 is paid to each trustee for serving as a trustee of the trust, the J.P. Morgan Institutional Funds, the master portfolios and J.P. Morgan Series Trust. The Trustees' Fees and Expenses shown in the financial statements represent the fund's allocated portion of the total fees and expenses. The trust's Chairman and Chief Executive Officer also serves as Chairman of Group and receives compensation and employee benefits from Group in his role as Group's Chairman. The allocated portion of such compensation and benefits included in the Fund Services Fee shown in the financial statements was $500.

3. TRANSACTIONS IN SHARES OF BENEFICIAL INTEREST

The Declaration of Trust permits the trustees to issue an unlimited number of full and fractional shares of beneficial interest of one or more series. Transactions in shares of beneficial interest of the fund were as follows:

                                                   FOR THE FISCAL   FOR THE FISCAL
                                                     YEAR ENDED       YEAR ENDED
                                                    MAY 31, 2000     MAY 31, 1999
                                                   --------------  ----------------
Shares sold......................................      8,517,873         6,403,080
Reinvestment of dividends and distributions......        281,048            22,322
Shares redeemed..................................     (6,823,631)       (1,014,007)
                                                   -------------   ---------------
Net Increase.....................................      1,975,290         5,411,395
                                                   =============   ===============

4. CREDIT AGREEMENT

The trust, on behalf of the fund, together with other affiliated investment companies (the "funds"), entered into a revolving line of credit agreement (the "Agreement") on May 26, 1999, with unaffiliated lenders. The maximum borrowing under the Agreement was $150,000,000. The Agreement expired on May 23, 2000,

J.P. MORGAN DISCIPLINED EQUITY FUND
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
MAY 31, 2000
--------------------------------------------------------------------------------
however, the fund as party to the Agreement has extended the Agreement and continues its participation therein for an additional 364 days until May 21, 2001. The maximum borrowing under the new Agreement is $150,000,000. Additionally, since all of the investable assets of the fund are in the portfolio, the portfolio is party to certain covenants of the Agreement. The purpose of the Agreement is to provide another alternative for settling large fund shareholder redemptions. Interest on any such borrowings outstanding will approximate market rates. The funds pay a commitment fee at an annual rate of 0.085% on the unused portion of the committed amount. This is allocable to the funds in accordance with the procedures established by their respective trustees or directors. There were no outstanding borrowings pursuant to the agreement as of May 31, 2000.

                                 *  *  *  *  *

5. TAX INFORMATION NOTICE (UNAUDITED)

For corporate taxpayers 37.93% of the ordinary income distributions paid during the fiscal year ended May 31, 2000 qualify for the corporate dividends received deductions.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Trustees and Shareholders of
J.P. Morgan Disciplined Equity Fund

In our opinion, the accompanying statement of assets and liabilities and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of J.P. Morgan Disciplined Equity Fund (one of the series constituting part of J.P. Morgan Funds, hereafter referred to as the "fund") at May 31, 2000, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the two years in the period then ended and for the period December 31, 1997 (commencement of operations) through May 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
New York, New York
July 14, 2000

The Disciplined Equity Portfolio

Annual Report May 31, 2000

(The following pages should be read in conjunction with the J.P. Morgan Disciplined Equity Fund
Annual Financial Statements)

THE DISCIPLINED EQUITY PORTFOLIO
SCHEDULE OF INVESTMENTS
MAY 31, 2000
--------------------------------------------------------------------------------

              SECURITY DESCRIPTION                    SHARES           VALUE
-------------------------------------------------  -------------  --------------
COMMON STOCKS (97.2%)
BASIC INDUSTRIES (2.2%)
CHEMICALS (1.1%)
Air Products & Chemicals, Inc....................       134,100   $    4,643,212
Dow Chemical Co..................................        14,000        1,498,875
IMC Global, Inc..................................         1,300           19,987
PPG Industries, Inc..............................        61,900        3,067,919
Praxair, Inc.....................................        56,700        2,381,400
Rohm & Haas Co...................................       160,200        5,466,825
Solutia, Inc.....................................        43,300          525,012
                                                                  --------------
                                                                      17,603,230
                                                                  --------------

FOREST PRODUCTS & PAPER (0.4%)
Bowater, Inc.....................................         9,800          506,537
Fort James Corp..................................        76,400        1,728,550
Georgia-Pacific Group............................         7,200          235,800
International Paper Co...........................        66,300        2,308,069
Smurfit-Stone Container Corp.+...................        73,000        1,035,687
Temple-Inland, Inc...............................        18,600          924,187
                                                                  --------------
                                                                       6,738,830
                                                                  --------------

METALS & MINING (0.7%)
Alcoa, Inc.......................................       149,600        8,742,250
Allegheny Technologies, Inc......................        38,200          861,887
Nucor Corp.......................................        29,400        1,142,925
Phelps Dodge Corp................................        23,200        1,041,100
                                                                  --------------
                                                                      11,788,162
                                                                  --------------
  TOTAL BASIC INDUSTRIES.........................                     36,130,222
                                                                  --------------

CONSUMER GOODS & SERVICES (19.4%)
APPARELS & TEXTILES (0.1%)
Jones Apparel Group, Inc.+.......................        58,000        1,555,125
                                                                  --------------

AUTOMOTIVE (2.0%)
Dana Corp........................................        58,200        1,502,287
Delphi Automotive Systems Corp...................       193,100        3,487,869
Ford Motor Co....................................       333,800       16,210,162
General Motors Corp..............................       136,900        9,668,562
              SECURITY DESCRIPTION                    SHARES           VALUE
-------------------------------------------------  -------------  --------------
AUTOMOTIVE (CONTINUED)

Goodyear Tire and Rubber Co......................        51,500   $    1,281,062
Lear Corp.+......................................        36,800          862,500
                                                                  --------------
                                                                      33,012,442
                                                                  --------------

BROADCASTING & PUBLISHING (2.3%)
AT&T Corp. - Liberty Media Group, Class A........        80,100        3,549,431
Comcast Corp., Class A+..........................       161,500        6,116,812
Gannett Co., Inc.................................       124,700        8,074,325
Knight-Ridder, Inc...............................        43,600        2,310,800
MediaOne Group, Inc.+............................       246,000       16,435,875
New York Times Co., Class A......................         8,300          318,512
                                                                  --------------
                                                                      36,805,755
                                                                  --------------

ENTERTAINMENT, LEISURE & MEDIA (3.2%)
America Online, Inc.+............................       425,400       22,546,200
Fox Entertainment Group, Inc. , Class A+.........        56,000        1,463,000
International Game Technology+...................        41,500        1,125,687
Seagram Company Ltd.(i)..........................       164,000        7,820,750
Time Warner, Inc.................................       243,500       19,221,281
                                                                  --------------
                                                                      52,176,918
                                                                  --------------

FOOD, BEVERAGES & TOBACCO (3.2%)
Bestfoods........................................        82,200        5,301,900
Coca-Cola Co.....................................       138,700        7,403,112
General Mills, Inc...............................        69,200        2,746,375
H.J. Heinz Co....................................       104,600        4,099,012
Hershey Foods Corp...............................         2,300          119,312
Kellogg Co.......................................        85,400        2,594,025
Nabisco Holdings Corp., Class A..................         6,300          290,981
Philip Morris Companies, Inc.....................       794,100       20,745,862
Quaker Oats Co...................................        42,400        3,119,050
Ralston-Ralston Purina Group.....................        21,700          402,806
Unilever NV (ADR)(i).............................       122,500        6,224,531
                                                                  --------------
                                                                      53,046,966
                                                                  --------------

The Accompanying Notes are an Integral Part of the Financial Statements.

THE DISCIPLINED EQUITY PORTFOLIO
SCHEDULE OF INVESTMENTS (CONTINUED)
MAY 31, 2000
--------------------------------------------------------------------------------

              SECURITY DESCRIPTION                    SHARES           VALUE
-------------------------------------------------  -------------  --------------
HOUSEHOLD PRODUCTS (1.5%)
Clorox Co........................................        69,600   $    2,757,900
Kimberly-Clark Corp..............................        16,400          992,200
Procter & Gamble Co..............................       320,500       21,313,250
                                                                  --------------
                                                                      25,063,350
                                                                  --------------

PERSONAL CARE (0.6%)
Estee Lauder Companies, Inc., Class A............        17,400          779,737
Gillette Co......................................       274,100        9,148,087
                                                                  --------------
                                                                       9,927,824
                                                                  --------------

RESTAURANTS & HOTELS (0.5%)
Marriott International, Inc. - Class A...........        51,100        1,852,375
McDonald's Corp..................................        89,200        3,194,475
Starwood Hotels & Resorts Worldwide, Inc.........        81,700        2,415,256
                                                                  --------------
                                                                       7,462,106
                                                                  --------------
RETAIL (6.0%)
Abercrombie & Fitch Co., Class A+................         9,300           91,256
Circuit City Stores-Circuit City Group...........        25,200        1,255,275
Federated Department Stores, Inc.+...............        81,000        3,118,500
Gap, Inc.........................................       266,100        9,330,131
Hasbro, Inc......................................        37,900          620,612
Home Depot, Inc..................................       221,400       10,807,087
J.C. Penney, Inc.................................        67,000        1,214,375
Kmart Corp.+.....................................        98,800          839,800
Kroger Co.+......................................       246,800        4,905,150
Limited, Inc.....................................       120,200        2,899,825
Lowe's Companies, Inc............................        94,600        4,404,812
Mattel, Inc......................................       154,700        2,098,119
May Department Stores Co.........................       103,700        3,117,481
Safeway, Inc.+...................................        27,900        1,286,887
Sears, Roebuck & Co..............................        85,700        3,165,544
Target Corp......................................       142,700        8,945,506
TJX Companies, Inc...............................       109,100        2,359,287
Wal-Mart Stores, Inc.............................       647,300       37,300,662
                                                                  --------------
                                                                      97,760,309
                                                                  --------------
  TOTAL CONSUMER GOODS &
   SERVICES.....................................................     316,810,795
                                                                  --------------
              SECURITY DESCRIPTION                    SHARES           VALUE
-------------------------------------------------  -------------  --------------

ENERGY (6.3%)
GAS EXPLORATION (0.1%)
Union Pacific Resources Group, Inc...............        88,600   $    2,098,712
                                                                  --------------

GAS-PIPELINES (0.1%)
Dynegy, Inc. - Class A...........................        25,900        1,997,537
                                                                  --------------

OIL-PRODUCTION (5.8%)
Chevron Corp.....................................       111,200       10,279,050
Conoco, Inc. - Class B...........................        47,100        1,342,350
Devon Energy Corp................................        10,400          622,050
Exxon Mobil Corp.................................       595,900       49,645,919
Royal Dutch Petroleum Co. (ADR)(i)...............       374,500       23,382,844
Texaco, Inc......................................        96,600        5,548,462
Tosco Corp.......................................        61,200        1,874,250
Ultramar Diamond Shamrock Corp.+.................        23,500          609,531
Valero Energy Corp...............................        24,400          713,700
                                                                  --------------
                                                                      94,018,156
                                                                  --------------

OIL-SERVICES (0.3%)
Baker Hughes, Inc................................        54,300        1,968,375
Cooper Cameron Corp.+............................         9,000          627,750
Global Marine, Inc.+.............................        67,400        1,908,262
                                                                  --------------
                                                                       4,504,387
                                                                  --------------
  TOTAL ENERGY...................................                    102,618,792
                                                                  --------------

FINANCE (14.0%)
BANKING (6.4%)
AmSouth Bancorporation...........................        12,500          225,781
Bank of America Corp.............................       124,000        6,889,750
Bank One Corp....................................       225,300        7,448,981
Banknorth Group Inc..............................        16,900          235,544
Charter One Financial, Inc.......................        56,000        1,274,000
Chase Manhattan Corp.............................        53,800        4,018,187
Citigroup, Inc...................................       410,000       25,496,875
Comerica, Inc....................................        35,400        1,792,125
Compass Bancshares, Inc..........................        19,400          392,850
Dime Bancorp, Inc................................        43,200          788,400
First Tennessee National Corp....................        29,500          604,750
First Union Corp.................................       275,600        9,697,675
Firstar Corp.....................................       146,800        3,752,575

The Accompanying Notes are an Integral Part of the Financial Statements.

THE DISCIPLINED EQUITY PORTFOLIO
SCHEDULE OF INVESTMENTS (CONTINUED)
MAY 31, 2000
--------------------------------------------------------------------------------

              SECURITY DESCRIPTION                    SHARES           VALUE
-------------------------------------------------  -------------  --------------
BANKING (CONTINUED)
FleetBoston Financial Corp.......................       206,600   $    7,812,062
Golden West Financial Corp.......................        35,900        1,498,825
GreenPoint Financial Corp........................        31,300          653,387
Hibernia Corp., Class A..........................        35,100          451,912
KeyCorp..........................................       118,800        2,494,800
Marshall & Ilsley Corp...........................        28,400        1,377,400
Mercantile Bankshares Corp.......................        14,800          490,250
North Fork Bancorporation, Inc...................        39,400          652,562
Pacific Century Financial Corp...................        10,400          234,000
PNC Bank Corp....................................        81,600        4,110,600
Regions Financial Corp...........................        46,500        1,052,062
Southtrust Corp..................................        47,500        1,285,469
Summit Bancorp...................................        37,300        1,070,044
SunTrust Bank, Inc...............................         7,000          418,250
TCF Financial Corp...............................        23,500          615,406
U.S. Bancorp.....................................       165,500        4,303,000
U.S. Trust Corp..................................        67,100        9,532,394
Washington Mutual, Inc...........................       123,700        3,556,375
Wilmington Trust Corp............................         4,300          218,225
                                                                  --------------
                                                                     104,444,516
                                                                  --------------

FINANCIAL SERVICES (4.8%)
A.G. Edwards, Inc................................        17,700          618,394
Ameritrade Holding Corp. , Class A+..............        33,500          381,062
Associates First Capital Corp., Class A..........       165,600        4,543,650
AXA Financial, Inc...............................       137,300        5,346,119
Bear Stearns Companies, Inc......................        30,400        1,197,000
Capital One Financial Corp.......................        59,500        2,811,375
Charles Schwab Corp..............................        29,700          853,875
CIT Group, Inc., Class A.........................        62,800        1,150,025
Countrywide Credit Industries, Inc...............        27,900          857,925
E*TRADE Group, Inc.+.............................        85,300        1,327,481
Fannie Mae.......................................       185,800       11,171,225
Franklin Resources, Inc..........................        50,000        1,500,000
Freddie Mac......................................       180,100        8,014,450
Goldman Sachs Group, Inc.........................       118,900        8,746,581
Household International, Inc.....................        86,400        4,060,800
John Hancock Financial Services, Inc.+...........       108,700        2,425,369
              SECURITY DESCRIPTION                    SHARES           VALUE
-------------------------------------------------  -------------  --------------
FINANCIAL SERVICES (CONTINUED)

Lehman Brothers Holdings, Inc....................        39,100   $    3,018,031
Merrill Lynch & Co., Inc.........................       112,900       11,134,763
Morgan Stanley Dean Witter & Co..................        52,900        3,805,494
Paine Webber Group, Inc..........................        49,100        2,206,431
Providian Financial Corp.........................         5,000          444,688
TD Waterhouse Group, Inc.+.......................       105,400        1,627,113
                                                                  --------------
                                                                      77,241,851
                                                                  --------------

INSURANCE (2.8%)
Allstate Corp....................................       397,400       10,531,100
Ambac Financial Group, Inc.......................        33,600        1,692,600
American General Corp............................        15,900        1,018,594
American International Group, Inc................        61,200        6,888,825
Aon Corp.........................................        99,100        3,480,888
CIGNA Corp.......................................        58,100        5,160,006
Financial Security Assurance Holdings Ltd........         3,000          225,375
Fremont General Corp.............................         4,800           21,000
Hartford Financial Services Group, Inc...........        85,300        5,043,363
Lincoln National Corp............................        56,400        2,185,500
MBIA, Inc........................................        47,700        2,757,656
MetLife, Inc.....................................       268,400        5,502,200
Torchmark Corp...................................        61,100        1,661,156
                                                                  --------------
                                                                      46,168,263
                                                                  --------------
  TOTAL FINANCE..................................                    227,854,630
                                                                  --------------

HEALTH CARE (10.5%)
BIOTECHNOLOGY (0.1%)
Genzyme Corp.+...................................        16,100          914,681
Human Genome Sciences, Inc.+.....................         9,800          859,950
Incyte Pharmaceuticals, Inc.+....................         6,100          321,775
                                                                  --------------
                                                                       2,096,406
                                                                  --------------

HEALTH SERVICES (0.9%)
Aetna, Inc.......................................        57,400        3,831,450
HCA - The Healthcare Co.+........................       153,300        4,139,100
Tenet Healthcare Corp............................       123,000        3,151,875

The Accompanying Notes are an Integral Part of the Financial Statements.

THE DISCIPLINED EQUITY PORTFOLIO
SCHEDULE OF INVESTMENTS (CONTINUED)
MAY 31, 2000
--------------------------------------------------------------------------------

              SECURITY DESCRIPTION                    SHARES           VALUE
-------------------------------------------------  -------------  --------------
HEALTH SERVICES (CONTINUED)
United Health Group, Inc.........................        23,900   $    1,782,044
Wellpoint Health Networks, Inc.+.................        23,100        1,677,638
                                                                  --------------
                                                                      14,582,107
                                                                  --------------
MEDICAL SUPPLIES (0.7%)
Baxter International Inc.........................         2,100          139,650
Becton, Dickinson & Co...........................        93,400        2,726,113
Boston Scientific Corp.+.........................        50,500        1,294,063
Guidant Corp.+...................................         7,300          369,563
Medtronic, Inc...................................       113,400        5,854,275
PE Corp.- PE Biosystems Group....................         2,600          144,300
St. Jude Medical, Inc............................        27,500          988,281
                                                                  --------------
                                                                      11,516,245
                                                                  --------------

PHARMACEUTICALS (8.8%)
Abbott Laboratories..............................       299,100       12,169,631
ALZA Corp.+......................................        97,400        4,949,138
American Home Products Corp......................       329,200       17,735,650
Bristol-Myers Squibb Co..........................       461,700       25,422,356
Eli Lilly & Co...................................       279,600       21,284,550
Forest Laboratories, Inc.+.......................        23,500        2,079,750
IDEC Pharmaceuticals Corp.+......................         8,000          510,500
Johnson & Johnson................................        26,500        2,371,750
Merck & Co., Inc.................................        89,800        6,701,325
Pharmacia Corp...................................       314,900       16,355,119
Schering-Plough Corp.............................       282,600       13,670,775
Warner-Lambert Co................................       162,800       19,881,950
Watson Pharmaceuticals, Inc.+....................        20,600          908,975
                                                                  --------------
                                                                     144,041,469
                                                                  --------------
  TOTAL HEALTH CARE..............................                    172,236,227
                                                                  --------------

INDUSTRIAL PRODUCTS & SERVICES (8.7%)
AEROSPACE (1.1%)
Boeing Co........................................        13,400          523,438
Honeywell International, Inc.....................       275,800       15,082,813
Lockheed Martin Corp.............................        47,400        1,161,300
Raytheon Co., Class A............................        40,700          958,994
Raytheon Co., Class B............................        12,800          300,000
                                                                  --------------
                                                                      18,026,545
                                                                  --------------
              SECURITY DESCRIPTION                    SHARES           VALUE
-------------------------------------------------  -------------  --------------

BUILDING MATERIALS (0.0%)
USG Corp.........................................        16,600   $      625,613
                                                                  --------------

CAPITAL GOODS (0.2%)
Eaton Corp.......................................        28,900        2,097,056
PACCAR, Inc......................................        27,200        1,139,000
                                                                  --------------
                                                                       3,236,056
                                                                  --------------

COMMERCIAL SERVICES (0.3%)
Cendant Corp.+...................................       418,200        5,541,150
                                                                  --------------

DIVERSIFIED MANUFACTURING (6.2%)
B.F. Goodrich Co.................................        48,200        1,711,100
Cooper Industries, Inc...........................        40,000        1,340,000
Eastman Kodak Co.................................       105,400        6,297,650
General Electric Co.(s)..........................     1,277,600       67,233,700
Ingersoll-Rand Co................................        47,500        2,164,219
ITT Industries, Inc..............................        30,000        1,036,875
Johnson Controls, Inc............................        20,900        1,189,994
Rockwell International Corp......................        65,700        2,693,700
Tyco International Ltd.(i).......................       356,300       16,768,369
Xerox Corp.......................................         2,800           75,950
                                                                  --------------
                                                                     100,511,557
                                                                  --------------

ELECTRICAL EQUIPMENT (0.7%)
Caterpillar, Inc.................................       120,700        4,616,775
Emerson Electric Co..............................       107,100        6,318,900
                                                                  --------------
                                                                      10,935,675
                                                                  --------------

POLLUTION CONTROL (0.2%)
Waste Management, Inc............................       118,900        2,422,588
                                                                  --------------
  TOTAL INDUSTRIAL PRODUCTS & SERVICES...........                    141,299,184
                                                                  --------------

TECHNOLOGY (29.2%)
COMPUTER PERIPHERALS (1.3%)
EMC Corp.+.......................................       110,600       12,864,163
Lexmark International Group, Inc., Class A+......        26,700        1,862,325
Quantum Corp.- DLT & Storage Systems+............        34,900          362,088
Seagate Technology, Inc.+........................       109,900        6,374,200
                                                                  --------------
                                                                      21,462,776
                                                                  --------------

The Accompanying Notes are an Integral Part of the Financial Statements.

THE DISCIPLINED EQUITY PORTFOLIO
SCHEDULE OF INVESTMENTS (CONTINUED)
MAY 31, 2000
--------------------------------------------------------------------------------

              SECURITY DESCRIPTION                    SHARES           VALUE
-------------------------------------------------  -------------  --------------
COMPUTER SOFTWARE (5.7%)
Adobe Systems, Inc...............................        30,100   $    3,388,131
Autodesk, Inc....................................        13,300          494,594
BMC Software, Inc.+..............................        62,500        2,750,000
Citrix Systems, Inc.+............................        58,200        3,062,775
Computer Associates International, Inc...........       164,700        8,482,050
Microsoft Corp.+.................................       929,400       58,145,588
Network Associates, Inc.+........................         1,800           39,375
Oracle Corp.+....................................       145,500       10,457,813
Siebel Systems, Inc.+............................        42,000        4,914,000
Symantec Corp.+..................................        13,300          874,475
Tibco Software, Inc.+............................        14,200          789,875
                                                                  --------------
                                                                      93,398,676
                                                                  --------------

COMPUTER SYSTEMS (4.3%)
Apple Computer, Inc.+............................        34,600        2,906,400
Compaq Computer Corp.............................       235,600        6,184,500
Dell Computer Corp.+.............................        41,900        1,806,938
Hewlett-Packard Co...............................       142,400       17,105,800
International Business Machines Corp.............        85,000        9,121,563
Sun Microsystems, Inc.+..........................       363,900       27,883,838
Veritas Software Corp.+..........................        51,500        5,999,750
                                                                  --------------
                                                                      71,008,789
                                                                  --------------
ELECTRONICS (4.2%)
Cisco Systems, Inc.+(s)..........................     1,192,600       67,903,663
                                                                  --------------

INFORMATION PROCESSING (0.5%)
DoubleClick, Inc.+...............................        29,600        1,250,600
Exodus Communications, Inc.+.....................        19,200        1,354,800
Yahoo, Inc.+.....................................        43,600        4,929,525
                                                                  --------------
                                                                       7,534,925
                                                                  --------------
SEMICONDUCTORS (7.3%)
Advanced Micro Devices, Inc.+....................        30,900        2,516,419
Altera Corp.+....................................        32,500        2,790,938
Applied Materials, Inc.+.........................       183,900       15,355,650
Intel Corp.(s)...................................       570,400       71,121,750
Lattice Semiconductor Corp.+.....................        11,900          705,819
National Semiconductor Corp.+....................        37,800        2,031,750
              SECURITY DESCRIPTION                    SHARES           VALUE
-------------------------------------------------  -------------  --------------
SEMICONDUCTORS (CONTINUED)

Texas Instruments, Inc...........................       337,400   $   24,377,150
Xilinx, Inc.+....................................         7,700          586,163
                                                                  --------------
                                                                     119,485,639
                                                                  --------------

TELECOMMUNICATION SERVICES (1.6%)
Allegiance Telecom, Inc.+........................        20,000        1,057,500
Sprint Corp. (PCS Group)+........................        48,800        2,708,400
WorldCom, Inc.+..................................       572,900       21,555,363
                                                                  --------------
                                                                      25,321,263
                                                                  --------------

TELECOMMUNICATIONS-EQUIPMENT (4.3%)
JDS Uniphase Corp.+..............................         1,100           96,800
Lucent Technologies, Inc.........................       177,600       10,189,800
Motorola, Inc....................................       147,900       13,865,625
Nortel Networks Corp.(i).........................       649,500       35,275,969
QualComm, Inc.+..................................        61,400        4,075,425
Tellabs, Inc.+...................................        98,400        6,389,850
                                                                  --------------
                                                                      69,893,469
                                                                  --------------
  TOTAL TECHNOLOGY...............................                    476,009,200
                                                                  --------------

TRANSPORTATION (0.5%)
AIRLINES (0.1%)
Northwest Airlines Corp.+........................        14,400          409,500
Southwest Airlines Co............................        45,400          871,113
                                                                  --------------
                                                                       1,280,613
                                                                  --------------

RAILROADS (0.4%)
Burlington Northern Railroad Co..................        84,700        2,001,038
CSX Corp.........................................        39,300          854,775
Norfolk Southern Corp............................        69,800        1,243,313
Union Pacific Resources Group, Inc...............        62,100        2,627,606
                                                                  --------------
                                                                       6,726,732
                                                                  --------------
  TOTAL TRANSPORTATION...........................                      8,007,345
                                                                  --------------

UTILITIES (6.4%)
ELECTRIC (1.8%)
Allegheny Energy, Inc............................        10,900          337,219
Carolina Power & Light Co........................        93,600        3,217,500
Central & South West Corp........................       142,000        2,955,375
Cinergy Corp.....................................        41,000        1,091,625

The Accompanying Notes are an Integral Part of the Financial Statements.

THE DISCIPLINED EQUITY PORTFOLIO
SCHEDULE OF INVESTMENTS (CONTINUED)
MAY 31, 2000
--------------------------------------------------------------------------------

              SECURITY DESCRIPTION                    SHARES           VALUE
-------------------------------------------------  -------------  --------------
ELECTRIC (CONTINUED)
CMS Energy Corp..................................        40,800   $      928,200
Dominion Resources, Inc..........................        65,700        3,005,775
DTE Energy Co....................................        49,200        1,700,475
Edison International.............................        76,900        1,643,738
Entergy Corp.....................................        65,000        1,885,000
FPL Group, Inc...................................        48,200        2,385,900
GPU, Inc.........................................        41,000        1,158,250
NiSource, Inc....................................        40,600          733,338
PG&E Corp........................................       106,100        2,751,969
Pinnacle West Capital Corp.......................        27,600          986,700
PPL Corp.........................................        53,100        1,254,488
TXU Corp.........................................        84,900        3,035,175
USEC, Inc........................................         6,600           30,525
Wisconsin Energy Corp............................        38,900          821,763
                                                                  --------------
                                                                      29,923,015
                                                                  --------------
GAS-PIPELINES (0.0%)
Enron Corp.......................................         2,800          204,050
                                                                  --------------

NATURAL GAS (0.4%)
Columbia Energy Group............................        25,600        1,656,000
El Paso Energy Corp..............................        45,000        2,317,500
Williams Companies, Inc..........................        73,600        3,059,000
                                                                  --------------
                                                                       7,032,500
                                                                  --------------

TELEPHONE (4.2%)
Global Crossing, Ltd.(i)+........................       209,400        5,248,088
ALLTEL Corp......................................        52,200        3,415,838
AT&T Corp........................................       334,200       11,592,563
Bell Atlantic Corp...............................       147,900        7,820,213
GTE Corp.........................................       204,700       12,947,275
Level 3 Communications, Inc.+....................         7,200          549,450
SBC Communications, Inc..........................       632,100       27,614,869
                                                                  --------------
                                                                      69,188,296
                                                                  --------------
  TOTAL UTILITIES................................                    106,347,861
                                                                  --------------
  TOTAL COMMON STOCKS
   (COST $1,428,543,392).........................                  1,587,314,256
                                                                  --------------

                                                     PRINCIPAL
              SECURITY DESCRIPTION                    AMOUNT           VALUE
-------------------------------------------------  -------------  --------------
FIXED INCOME SECURITIES (0.2%)
U.S. TREASURY OBLIGATIONS (0.2%)
US Treasury Note, 5.38%
  due 07/31/00(s) (cost $3,838,665)..............  $  3,840,000   $    3,838,195
                                                                  --------------

SHORT-TERM INVESTMENTS (2.3%)
OTHER INVESTMENT COMPANIES (2.3%)
J.P. Morgan Institutional
  Prime Money Market
  Fund (cost $36,831,844)*.......................    36,831,844       36,831,844
                                                                  --------------
TOTAL INVESTMENTS
  (COST $1,469,213,901) (99.7%).................................   1,627,984,295
OTHER ASSETS IN EXCESS OF LIABILITIES (0.3%)....................
                                                                       4,850,997
                                                                  --------------
NET ASSETS (100.0%).............................................  $1,632,835,292
                                                                  ==============

------------------------------
Note: Based on the cost of investments of $1,472,709,539 for federal income tax purposes at May 31, 2000 the aggregate gross unrealized appreciation and depreciation was $266,871,008 and $111,596,253, respectively, resulting in net unrealized appreciation of $155,274,755.

+ - Non-income producing security.

(i) - Foreign security.

(s) - Security is fully or partially segregated with custodian as collateral for futures contracts or with brokers as initial margin for futures contracts. Total market value of securities segregated is $79,679,018.

* - Money market mutual fund registered under the Investment Company Act of 1940, as amended, and advised by J.P. Morgan Investment Management, Inc.

ADR - American Depository Receipt.

The Accompanying Notes are an Integral Part of the Financial Statements.

THE DISCIPLINED EQUITY PORTFOLIO
STATEMENT OF ASSETS AND LIABILITIES
MAY 31, 2000
--------------------------------------------------------------------------------

ASSETS
Investments at Value (Cost $1,469,213,901 )        $1,627,984,295
Cash                                                    1,349,989
Receivable for Investments Sold                        12,378,250
Dividends Receivable                                    2,058,185
Interest Receivable                                       305,700
Deferred Organization Expenses                              2,749
Prepaid Expenses and Other Assets                          10,049
                                                   --------------
    Total Assets                                    1,644,089,217
                                                   --------------
LIABILITIES
Payable for Investments Purchased                      10,426,909
Advisory Fee Payable                                      477,746
Variation Margin Payable                                  150,466
Custody Fee Payable                                       130,279
Administrative Services Fee Payable                        33,271
Administration Fee Payable                                  2,075
Fund Services Fee Payable                                     888
Accrued Trustees' Fees and Expenses                         5,018
Accrued Expenses                                           27,273
                                                   --------------
    Total Liabilities                                  11,253,925
                                                   --------------
NET ASSETS
Applicable to Investors' Beneficial Interests      $1,632,835,292
                                                   ==============

The Accompanying Notes are an Integral Part of the Financial Statements.

THE DISCIPLINED EQUITY PORTFOLIO
STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED MAY 31, 2000
--------------------------------------------------------------------------------

INVESTMENT INCOME
Dividend Income (Net of Foreign Withholding Tax
  of $144,421)                                                  $19,379,620
Interest Income                                                   2,212,424
                                                                -----------
    Investment Income                                            21,592,044
EXPENSES
Advisory Fee                                       $ 5,016,217
Administrative Services Fee                            359,899
Custodian Fees and Expenses                            328,573
Professional Fees and Expenses                          47,786
Fund Services Fee                                       24,487
Trustees' Fees and Expenses                             20,190
Administration Fee                                      13,826
Printing Expenses                                        8,995
Amortization of Organization Expense                     1,737
Miscellaneous                                            1,186
                                                   -----------
    Total Expenses                                                5,822,896
                                                                -----------
NET INVESTMENT INCOME                                            15,769,148
NET REALIZED GAIN ON
  Investments                                       29,397,119
  Futures Contracts                                 (3,704,983)
                                                   -----------
    Net Realized Gain                                            25,692,136
NET CHANGE IN UNREALIZED APPRECIATION OF
  Investments                                       25,636,155
  Futures Contracts                                    296,765
                                                   -----------
    Net Change in Unrealized Appreciation                        25,932,920
                                                                -----------
NET INCREASE IN NET ASSETS RESULTING FROM
  OPERATIONS                                                    $67,394,204
                                                                ===========

The Accompanying Notes are an Integral Part of the Financial Statements.

THE DISCIPLINED EQUITY PORTFOLIO
STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                   FOR THE FISCAL  FOR THE FISCAL
                                                     YEAR ENDED      YEAR ENDED
                                                    MAY 31, 2000    MAY 31, 1999
                                                   --------------  --------------
INCREASE IN NET ASSETS
FROM OPERATIONS
Net Investment Income                              $   15,769,148  $    7,760,571
Net Realized Gain on Investments and Futures
  Contracts                                            25,692,136      34,862,292
Net Change in Unrealized Appreciation of
  Investments and Futures Contracts                    25,932,920      97,213,895
                                                   --------------  --------------
    Net Increase in Net Assets Resulting from
      Operations                                       67,394,204     139,836,758
                                                   --------------  --------------
TRANSACTIONS IN INVESTORS' BENEFICIAL INTERESTS
Contributions                                         923,551,550     796,144,084
Withdrawals                                          (486,793,918)   (121,433,323)
                                                   --------------  --------------
    Net Increase from Investors' Transactions         436,757,632     674,710,761
                                                   --------------  --------------
    Total Increase in Net Assets                      504,151,836     814,547,519
NET ASSETS
Beginning of Fiscal Year                            1,128,683,456     314,135,937
                                                   --------------  --------------
End of Fiscal Year                                 $1,632,835,292  $1,128,683,456
                                                   ==============  ==============

--------------------------------------------------------------------------------
SUPPLEMENTARY DATA
--------------------------------------------------------------------------------

                                                                                         FOR THE PERIOD
                                                                                        DECEMBER 30, 1996
                                                   FOR THE FISCAL YEAR ENDED MAY 31,    (COMMENCEMENT OF
                                                   ----------------------------------  OPERATIONS) THROUGH
                                                      2000        1999        1998        MAY 31, 1997
                                                   ----------  ----------  ----------  -------------------
RATIOS TO AVERAGE NET ASSETS
  Net Expenses                                         0.40%       0.42%       0.45%                 0.45%(a)
  Net Investment Income                                1.09%       1.18%       1.27%                 1.54%(a)
  Expenses without Reimbursement                       0.40%       0.42%       0.51%                 0.78%(a)
Portfolio Turnover                                    56.05%      50.64%      60.59%                20.47%(b)

------------------------
(a) Annualized.

(b) Not Annualized.

The Accompanying Notes are an Integral Part of the Financial Statements.

THE DISCIPLINED EQUITY PORTFOLIO
NOTES TO FINANCIAL STATEMENTS
MAY 31, 2000
--------------------------------------------------------------------------------

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The Disciplined Equity Portfolio (the "portfolio") is one of five subtrusts (portfolios) comprising The Series Portfolio (the "series portfolio"). The series portfolio is registered under the Investment Company Act of 1940, as amended, as a no-load, diversified, open-end management investment company which was organized as a trust under the laws of the State of New York on June 24, 1994. The portfolio commenced operations on December 30, 1996. The portfolio's investment objective is to provide a high total return from a broadly diversified portfolio of equity securities. The Declaration of Trust permits the trustees to issue an unlimited number of beneficial interests in the portfolio.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual amounts could differ from those estimates. The following is a summary of the significant accounting policies of the portfolio:

   a) The portfolio values securities that are listed on an exchange using prices supplied daily by an independent pricing service that are based on the last traded price on a national securities exchange or in the absence of recorded trades, at the readily available mean of the bid and asked prices on such exchange, if such exchange or market constitutes the broadest and most representative market for the security. Securities listed on a foreign exchange are valued at the last traded price or in the absence of recorded trades, at the readily available mean of the bid and asked prices on such exchange available before the time when net assets are valued. Independent pricing service procedures may also include the use of prices based on yields or prices of securities of comparable quality, coupon, maturity and type, indications as to values from dealers, operating data, and general market conditions. Unlisted securities are valued at the average of the quoted bid and asked prices in the over-the-counter market provided by a principal market maker or dealer. If prices are not supplied by the portfolio's independent pricing service or principal market maker or dealer, such securities are priced using fair values in accordance with procedures adopted by the portoflio's Trustees. All short-term securities with a remaining maturity of sixty days or less are valued using the amortized cost method.

   b) The portfolio's custodian takes possession of the collateral pledged for investments in repurchase agreements on behalf of the portfolio. It is the policy of the portfolio to value the underlying collateral daily on a mark-to-market basis to determine that the value, including accrued interest, is at least equal to the repurchase price plus accrued interest. In the event of default of the obligation to repurchase, the portfolio has the right to liquidate the collateral and apply the proceeds in satisfaction of the obligation. Under certain circumstances, in the event of default or bankruptcy by the other party to the agreement, realization and/or retention of the collateral or proceeds may be subject to legal proceedings.

   c) Securities transactions are recorded on a trade-date basis. Dividend income is recorded on the ex-dividend date or as of the time that the relevant ex-dividend date and amount become known. Interest income, which includes the amortization of premiums and discounts, if any, is recorded on an accrual basis. For financial and tax reporting purposes, realized gains and losses are determined on the basis of specific lot identification.

THE DISCIPLINED EQUITY PORTFOLIO
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
MAY 31, 2000
--------------------------------------------------------------------------------

   d) The portfolio incurred organization expenses in the amount of $9,049 which are being deferred and amortized on a straight-line basis over a period not to exceed five years beginning with the commencement of operations of the portfolio.

   e) Expenses incurred by the series portfolio with respect to any two or more portfolios in the series portfolio are allocated in proportion to the net assets of each portfolio in the series portfolio, except where allocations of direct expenses to each portfolio can otherwise be made fairly. Expenses directly attributable to a portfolio are charged to that portfolio.

   f) Futures -- A futures contract is an agreement to purchase/sell a specified quantity of an underlying instrument at a specified future date or to make/receive a cash payment based on the value of a securities index. The price at which the purchase and sale will take place is fixed when the portfolio enters into the contract. Upon entering into such a contract, the portfolio is required to pledge to the broker an amount of cash and/or liquid securities equal to the minimum "initial margin" requirements of the exchange. Pursuant to the contract, the portfolio agrees to receive from, or pay to, the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as "variation margin" and are recorded by the portfolio as unrealized gains or losses. When the contract is closed, the portfolio records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time when it was closed. The portfolio invests in futures contracts for the purpose of hedging its existing portfolio securities, or securities the portfolio intends to purchase, against fluctuations in value caused by changes in prevailing market interest rates or securities movements. The use of futures transactions involves the risk of imperfect correlation in movements in the price of futures contracts, interest rates and the underlying hedged assets.

   g) The portfolio intends to be treated as a partnership for federal income tax purposes. As such, each investor in the portfolio will be taxed on its share of the portfolio's ordinary income and capital gains. It is intended that the portfolio's assets will be managed in such a way that an investor in the portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code.

2. TRANSACTIONS WITH AFFILIATES

   a) Prior to October 1, 1998, the portfolio had an Investment Advisory Agreement with Morgan Guaranty Trust Company of New York ("Morgan"). Under the terms of the agreement, the portfolio paid Morgan at an annual rate of 0.35% of the portfolio's average daily net assets. Effective October 1, 1998, the portfolio's Investment Advisor is J.P. Morgan Investment Management Inc. ("JPMIM"), an affiliate of Morgan and a wholly owned subsidiary of J.P. Morgan, and the terms of the agreement will remain the same. For the fiscal year ended May 31, 2000, such fees amounted to $5,067,613.

      The fund may invest in one or more affiliated money market funds: J.P. Morgan Institutional Prime Money Market Fund, J.P. Morgan Institutional Tax Exempt Money Market Fund, J.P. Morgan Institutional Federal Money Market Fund and J.P. Morgan Institutional Treasury Money Market Fund. The Advisor has agreed to reimburse its advisory fee from the fund in an amount to offset any doubling of investment advisory and shareholder servicing fees. For the fiscal year ended May 31, 2000, J.P.

THE DISCIPLINED EQUITY PORTFOLIO
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
MAY 31, 2000
--------------------------------------------------------------------------------
      Morgan has agreed to reimburse the fund $51,396 under this agreement. Interest income included in the Statement of Operations for the year ended May 31, 2000 includes $1,209,254 of interest income from investment in affiliated Money Market Funds.

   b) The portfolio has retained Funds Distributor, Inc. ("FDI"), a registered broker-dealer, to serve as the co-administrator and exclusive placement agent. Under a Co-Administration Agreement between FDI and the portfolio, FDI provides administrative services necessary for the operations of the portfolio, furnishes office space and facilities required for conducting the business of the portfolio and pays the compensation of the officers affiliated with FDI. The portfolio has agreed to pay FDI fees equal to its allocable share of an annual complex-wide charge of $425,000 plus FDI's out-of-pocket expenses. The amount allocable to the portfolio is based on the ratio of the portfolio's net assets to the aggregate net assets of the portfolio and certain other investment companies subject to similar agreements with FDI. For the fiscal year ended May 31, 2000, the fee for these services amounted to $13,826.

   c) The portfolio has an Administrative Services Agreement (the "Services Agreement") with Morgan, under which Morgan is responsible for certain aspects of the administration and operation of the portfolio. Under the Services Agreement, the portfolio has agreed to pay Morgan a fee equal to its allocable share of an annual complex-wide charge. This charge is calculated based on the aggregate average daily net assets of the portfolio and other portfolios for which JPMIM acts as investment advisor (the "master portfolios") and J.P. Morgan Series Trust in accordance with the following annual schedule: 0.09 % on the first $7 billion of their aggregate average daily net assets and 0.04% of their aggregate average daily net assets in excess of $7 billion, less the complex-wide fees payable to FDI. The portion of this charge payable by the portfolio is determined by the proportionate share that its net assets bear to the net assets of the master portfolios, other investors in the master portfolios for which Morgan provides similar services, and J.P. Morgan Series Trust. For the fiscal year ended May 31, 2000, the fee for these services amounted to $359,899.

      In addition, J.P. Morgan has agreed to reimburse the portfolio to the extent necessary to maintain the total operating expenses of the portfolio at no more than 0.45% of the average daily net assets of the portfolio through September 30, 2000. This arrangement can be changed or terminated at any time at the option of J.P. Morgan. For the fiscal year ended May 31, 2000, J.P. Morgan did not reimburse expenses under this agreement.

   d) The portfolio has a Fund Services Agreement with Pierpont Group, Inc. ("Group") to assist the trustees in exercising their overall supervisory responsibilities for the portfolio's affairs. The trustees of the portfolio represent all the existing shareholders of Group. The portfolio's allocated portion of Group's costs in performing its services amounted to $24,487 for the fiscal year ended May 31, 2000.

   e) An aggregate annual fee of $75,000 is paid to each trustee for serving as a trustee of the J.P. Morgan Funds, the J.P. Morgan Institutional Funds, the master portfolios and J.P. Morgan Series Trust. The Trustees' Fees and Expenses shown in the financial statements represents the portfolio's allocated portion of the total fees and expenses. The portfolio's Chairman and Chief Executive Officer also serves

THE DISCIPLINED EQUITY PORTFOLIO
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
MAY 31, 2000
--------------------------------------------------------------------------------
      as Chairman of Group and received compensation and employee benefits from Group in his role as Group's Chairman. The allocated portion of such compensation and benefits included in the Fund Services Fee shown in the financial statements was $4,700.

3. INVESTMENT TRANSACTIONS

Investment transactions (excluding short-term investments) for the fiscal year ended May 31, 2000, were as follows:

   COST OF        PROCEEDS
  PURCHASES      FROM SALES
--------------  ------------
$1,239,716,804  $799,827,350

Futures Transactions as of May 31, 2000 are summarized as follows:

      SUMMARY OF OPEN CONTRACTS AT MAY 31, 2000

                                                                   NET UNREALIZED
                                                                   APPRECIATION/   MARKET VALUE
                                                   CONTRACTS LONG  (DEPRECIATION)  OF CONTRACTS
                                                   --------------  --------------  ------------
S & P 500, expiring June 2000....................            126   $    (410,793)  $44,799,300

4. CREDIT AGREEMENT

The portfolio is party to a revolving line of credit agreement (the "Agreement") as discussed more fully in Note 4 of the fund's Notes to the Financial Statements which are included elsewhere in the report.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Trustees and Investors of
The Disciplined Equity Portfolio

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the supplementary data present fairly, in all material respects, the financial position of The Disciplined Equity Portfolio (the "portfolio") at May 31, 2000, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the supplementary data for each of the three years in the period then ended, and for the period December 30, 1996 (commencement of operations) through May 31, 1997, in conformity with accounting principles generally accepted in the United States. These financial statements and supplementary data (hereafter referred to as "financial statements") are the responsibility of the portfolio's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at May 31, 2000 by correspondence with the custodian and brokers, provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
New York, New York
July 14, 2000

 J.P. MORGAN FUNDS
   PRIME MONEY MARKET FUND
   FEDERAL MONEY MARKET FUND
   TAX EXEMPT MONEY MARKET FUND
   TAX AWARE ENHANCED INCOME FUND: SELECT SHARES
   SHORT TERM BOND FUND
   BOND FUND
   GLOBAL STRATEGIC INCOME FUND
   EMERGING MARKETS DEBT FUND
   TAX EXEMPT BOND FUND
   NEW YORK TAX EXEMPT BOND FUND
   CALIFORNIA BOND FUND: SELECT SHARES
   DIVERSIFIED FUND
   DISCIPLINED EQUITY FUND
   U.S. EQUITY FUND
   U.S. SMALL COMPANY FUND
   U.S. SMALL COMPANY OPPORTUNITIES FUND
   TAX AWARE U.S. EQUITY FUND: SELECT SHARES
   INTERNATIONAL EQUITY FUND
   EUROPEAN EQUITY FUND
   INTERNATIONAL OPPORTUNITIES FUND
   EMERGING MARKETS EQUITY FUND
   GLOBAL 50 FUND: SELECT SHARES

FOR MORE INFORMATION ON THE J.P. MORGAN FUNDS, CALL J.P. MORGAN FUNDS SERVICES AT (800) 521-5411.
IMAR216

J.P. MORGAN DISCIPLINED EQUITY FUND

ANNUAL REPORT
MAY 31, 2000